TRANSPORT CORPORATION OF AMERICA, INC.
                                                         1715 YANKEE DOODLE ROAD
                                                                 EAGAN, MN 55121
                                                            Traded: Nasdaq: TCAM


COMPANY CONTACTS:
Michael Paxton                           Keith Klein
Chairman, President and CEO              Chief Financial Officer
(651) 686-2500                           (651) 686-2500


FOR IMMEDIATE RELEASE
THURSDAY, JULY 17, 2003

                        TRANSPORT CORPORATION OF AMERICA
        REPORTS THE SALE OF ITS CLARKSVILLE, INDIANA MAINTENANCE FACILITY

MINNEAPOLIS, MN, JULY 17, 2003 -- TRANSPORT CORPORATION OF AMERICA, INC. (NASDAQ:TCAM) said today that it has completed the previously announced plan to sell its maintenance facility located in Clarksville, Indiana for net cash proceeds of approximately $2.0 million. The Company expects to record a gain on the sale of the property of approximately $1.3 million.

ABOUT TRANSPORT AMERICA

Transport Corporation of America, Inc., based in the Minneapolis - St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.

This news release contains forward-looking statements regarding the Company. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made. The following important factors, among other things, in some cases have affected and in the future could affect the Company's actual results and could cause the Company's actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the highly competitive conditions that currently exist in the Company's market and the Company's ability to compete, (2) the Company's ability to recruit, train, and retain qualified drivers, (3) increases in fuel prices, and the Company's ability to recover these costs from its customers, (4) the impact of environmental standards and regulations on new revenue equipment, (5)changes in governmental regulations applicable to the Company's operations, (6) adverse weather conditions, (7) accidents, (8) the financing and resale market for used revenue equipment, (9) changes in interest rates, (10) cost of liability insurance coverage, and (11) downturns in general economic conditions affecting the Company and its customers. The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements. Unanticipated events are likely to occur.

For more information about Transport Corporation of America, Inc., please visit the company's Web site at www.transportamerica.com.
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